UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 7, 2011

NF ENERGY SAVING
CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50155	02-0563302
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Qingnian Avenue, Heping District
Shenyang, P.R. China	110015
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (8624) 8563-1159

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule of Standard; Transfer of Listing

On November 7, 2011, The Nasdaq Stock Market notified NF Energy Saving Corporation (the “Company”) that for the previous 30 consecutive business days, the Company did not meet the minimum bid price of $1.00 per share.  Therefore, under the continued listing requirements for THE NASDAQ GLOBAL MARKET a deficiency existed.  The Company has a cure period of 180 days in which to regain compliance. The notification has no immediate effect on the listing of the Company’s common stock.

Marketplace Rule 5810(c)(3)(A), provides the Company with a grace period of 180 calendar days, ending May 7, 2012, during which it may regain compliance with the minimum bid price requirement.  If before May 7, 2012, the closing bid price of the Company’s common stock is at least $1.00 for a minimum of 10 consecutive business days, the Company will return to compliance.  If the Company does not achieve compliance by that date, then NASDAQ will notify the Company that its common stock is subject to delisting from THE NASDAQ GLOBAL MARKET.

In the event the Company becomes subject to delisting from THE NASDAQ GLOBAL MARKET, NASDAQ rules permit the Company to appeal the delisting. Alternatively, the Company may transfer its listing of common stock to THE NASDAQ CAPITAL MARKET, if it satisfies the requirements for continued listing for that market.

The Company will monitor the closing bid price of its common stock and will consider various possible options if it does not appear that it will return to compliance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NF ENERGY SAVING CORPORATION
Date: November 9, 2011	By:	/s/ Gang Li
Gang Li,
President and Chief Executive Officer